Exhibit 99.1

NEWS RELEASE

Halcón Changes Name to Battalion Oil Corporation and Announces NYSE American Listing Application

HOUSTON, TEXAS – January 27, 2020 – Halcón Resources Corporation announced today that it has changed its Company name to Battalion Oil Corporation (“Battalion” or the “Company”). The new name reflects the company’s new team, new culture, and new strategy.

Richard Little, the Company’s Chief Executive Officer commented, “I am excited to announce the new name Battalion Oil Corporation. The word ‘Battalion’ signifies an organized group of people pursuing a common objective and sharing a major undertaking. This is representative of our operating philosophy, which includes an organized and disciplined approach to investing consistently in high quality and high economic return projects as well as a focus on strategic M&A opportunities. Our results-oriented philosophy extends to all aspects of the organization, from daily operations to capital allocation. The Battalion team is the result of a successful integration of new and legacy employees now united with a common goal. With a healthy balance sheet and a clear strategy, we are prepared for the pursuit of value creation and opportunistic growth from a position of strength.”

The Company also submitted an application for listing on the NYSE American under the new name and expects to be listed within the next several weeks. Its primary website URL is now www.battalionoil.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements. Forward-looking statements include, among others, statements about anticipated production, liquidity, capital spending, drilling and completion plans, and forward guidance. Forward-looking statements may often, but not always, be identified by the use of such words such as "expects", "believes", "intends", "anticipates", "plans", "estimates", “projects”, "potential", "possible", or "probable" or statements that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (SEC), copies of which may be obtained from the SEC's website at www.sec.gov or through the Company's website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company's expectations.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.